Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

BABYLON HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Class A ordinary shares, par value $0.0000422573245084686 per share	370,530,280	$3,620,080,835.60	F-1	333-260911	November 30, 2021
Equity	Class A ordinary shares, par value $0.0000422573245084686 per share	3,420,489	$8,995,886.07	F-1	333-264594	May 6, 2022